MODIFICATION AGREEMENT

This Modification Agreement is made and entered into as of November 7, 2007 by and among William J. McMahon III (the “Employee”), SCR-Tech, LLC (“SCR-Tech”), CESI-SCR, Inc., a wholly owned subsidiary of Catalytica Energy Systems, Inc. (“Catalytica”) and the manager of SCR-Tech (“CESI-SCR”), and CoaLogix Inc. (“Buyer”). Acorn Factor, Inc (“Acorn”) enters into this Modification Agreement solely for the purpose of guaranteeing the obligations of Buyer and SCR-Tech as provided herein.

WHERAS, the Employee, Catalytica, SCR-Tech and CESI-SCR are parties to that certain employment agreement dated as of January 1, 2007 (the “Employment Agreement”);

WHEREAS, Catalytica, Renegy Holdings, Inc., Acorn and Buyer have entered into a Stock Purchase Agreement dated as of the date hereof (the “Stock Purchase Agreement”) pursuant to which Buyer shall acquire directly or indirectly all of the equity interests of Catalytica in CESI-SCR and SCR-Tech;

WHEREAS, in connection with transactions contemplated under the Stock Purchase Agreement, the obligations of Catalytica under the Employment Agreement are being assumed by Buyer;

WHEREAS, Buyer desires to become a party to the Employment Agreement in full substitution of the Company;

WHEREAS, Buyer, Employee and members of Buyer’s senior management desire to outline the terms of certain additional compensation that Employee and such senior management shall receive from Buyer subsequent to the date hereof; and

WHEREAS, Acorn desires to guarantee the obligations of Buyer and SCR-Tech to Employee as provided herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows.

1. Defined Terms. Except as otherwise defined herein, any and all defined terms used herein shall have the meanings ascribed to them in the Employment Agreement.

2. Buyer Assumption under Employment Agreement. As of the date hereof, Buyer agrees and undertakes to perform the obligations of Catalytica under the Employment Agreement, whether arising prior to, on or subsequent to the date hereof, and agrees to be bound by the terms and conditions of the Employment Agreement in every way as if Buyer were named as a party to the Employment Agreement in place of the Company. Whenever the term the “Company” is used in the Employment Agreement, as amended by this Modification Agreement, it shall be deemed to refer to Buyer.

3. Restatement of Section 1 (a) of Employment Agreement.
Section 1 (a) of the Employment Agreement is hereby superseded and replaced in its entirety as follows:

“(a) Positions and Duties. As of the Effective Date, Employee will continue to serve as President of SCR-Tech, and Employee will serve as Chief Executive Officer of Buyer. Employee will render such business and professional services in the performance of his duties, consistent with Employee's positions within SCR-Tech and Buyer, as shall reasonably be assigned to him, by the Chief Executive Officer of Acorn, the board of directors of CESI-SCR (the "Board") or their designee. The period of Employee's employment under this Agreement is referred to herein as the "Employment Term." The Employee will continue to serve as President of CESI-SCR, to the extent determined by the board of directors of CESI-SCR in its sole discretion.”

4. Restatement of Section 5 (a) (i) of Employment Agreement. Section 5 (a) (i) of the Employment Agreement is hereby superseded and replaced in its entirety as follows:

“ (i) Severance and Non-Competition Payment. Within ten (10) days following the employment termination date, a lump sum cash payment in an amount equal to two hundred percent (200%) of Employee's Annual Compensation. Of this amount, one hundred percent (100%) of Employee’s Annual Compensation is paid specifically in exchange for Employee entering into and not breaching the non-competition provisions of Section 6 hereof.”

5. Restatement of Section 9(c) of Employment Agreement. Section 9(c) of the Employment Agreement is hereby superseded and replaced in its entirety as follows:

“(i) The transactions contemplated by the Stock Purchase Agreement;

(ii) The transactions completed on October 1, 2007 pursuant to the Contribution and Merger Agreement (the “Contribution and Merger Agreement”) dated as of May 8, 2007, as amended, by and among (i) Catalytica, (ii) Renegy Holdings, Inc., (iii) Snowflake Acquisition Corporation, (iv) Renegy, LLC, (v) Renegy Trucking, LLC, (vi) Snowflake White Mountain Power, LLC, (vii) Robert M. Worsley, (viii) Christi M. Worsley, and (ix) the Robert M. Worsley and Christi M. Worsley Revocable Trust;

(iii) Any “person” (as such term is defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Acorn representing more than fifty percent (50%) of the total voting power represented by Acorn’s then outstanding voting securities;

(iv) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than Acorn becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company's then outstanding voting securities;

(v) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Acorn, Company, CESI-SCR or an affiliated entity, becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of SCR-Tech representing more than fifty percent (50%) of the total voting power represented by SCR-Tech's then outstanding voting securities;

(vi) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than Acorn, the Company or an affiliated entity, becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of CESI-SCR representing more than fifty percent (50%) of the total voting power represented by the CESI-SCR's then outstanding voting securities;

(vii) Any change of the composition of Acorn’s Board of Directors occurring within a 12-month period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of Acorn as of the date hereof or (B) are elected, or nominated for election, to Acorn’s Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to Acorn’s Board of Directors);

(viii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or such surviving entity's parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or such surviving entity's parent outstanding immediately after such merger or consolidation;

(ix) The consummation of a merger or consolidation of SCR Tech with any other corporation (other than a merger or consolidation with Acorn, the Company, CESI-SCR or an affiliated entity), other than a merger or consolidation that would result in the voting securities of SCR Tech outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or such surviving entity's parent) more than fifty percent (50%) of the total voting power represented by the voting securities of SCR Tech or such surviving entity or such surviving entity's parent outstanding immediately after such merger or consolidation;

(x) The consummation of a merger or consolidation of Acorn with any other corporation (other than a merger or consolidation with the Company, CESI-SCR, SCR-Tech or an affiliated entity), other than a merger or consolidation that would result in the voting securities of Acorn outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or such surviving entities’ parent) more than fifty percent (50%) of the total voting power represented by the voting securities of Acorn or such surviving entity or such surviving entities’ parent outstanding immediately after such merger or consolidation;

(xi) The consummation of the sale or disposition by Acorn of all or seventy-five percent (75%) or more of Acorn’s assets;

(xii) The consummation of the sale or disposition by the Company of all or seventy-five percent (75%) or more of the Company's assets; or

(xiii) The consummation of the sale or disposition by SCR-Tech of all or seventy-five percent (75%) or more of SCR-Tech's assets.”

6. Deletion of Section 9 (d). Section 9 (d) of the Employment Agreement is hereby deleted in its entirety and existing Sections 9 (e), (f), (g) and (h) are hereby renumbered as Section 9 (d), (e), (f) and (g), respectively.

7. Benefits and Participation in Senior Management Incentive Plan. The Company hereby acknowledges that Employee and the other senior managers of the Company (the “Management Team”) shall be entitled to the compensation and benefits outlined on Exhibit A annexed hereto and to participate in the Company’s Senior Management Incentive Plan which is to be established for senior managers of SCR-Tech, and which Plan shall have terms substantially as set forth on Exhibit A annexed hereto. To the extent that the terms set forth on Exhibit A have not been finalized, the parties hereto agree to negotiate in good faith to effectuate their full documentation.

8. Effect on Employment Agreement. Except as modified hereby, the Employment Agreement shall remain in full force and effect in accordance with its terms.

9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina, without giving effect to principles of conflicts of laws thereof.

10. Counterparts. This Modification Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

11. Entire Agreement. The Employment Agreement, as amended by this Modification Agreement, constitutes the entire agreement (and supersedes each prior agreement and understanding, whether written or oral, including, but not limited to the letter agreement dated June 4, 2007 by and among Acorn, William, McMahon, Michael Mattes, Frank Wenz and Michael Cooper) among the parties regarding the subject matter of the Employment Agreement as amended by this Modification Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Modification Agreement as of the date first written above.

SCR-TECH	BUYER

SCR-TECH, LLC	COALOGIX INC.

By:	By:
Name:	Name:
Title:	Title:

CESI-SCR

CESI-SCR, INC.

By:
Name:
Title:

EMPLOYEE

William J. McMahon, III

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Acorn Factor, Inc. hereby unconditionally guarantees to Employee any and all of the obligations of Buyer and SCR-Tech set forth above in this Modification Agreement, and Acorn Factor, Inc. hereby acknowledges and agrees that but for its guaranty of such obligations the Employee would not enter into this Modification Agreement and Acorn Factor, Inc. will benefit from Employee entering into this Modification Agreement.

Date: November 7, 2007

ACORN FACTOR, INC.

By:

Name:
Title:

EXHIBIT A

1.	Cash compensation consistent with current compensation packages as previously disclosed in writing to Acorn;

2.	Non-cash benefits consistent with current benefits packages as previously disclosed in writing to Acorn;

3.
Granting members of the Management Team incentive stock options exercisable for up to 12.5%, in the aggregate, of the fully diluted capital stock of the post-acquisition company, with an exercise price equal to the closing price and vesting over initial four year period on the basis of one-fourth each anniversary of closing, with vesting to accelerate upon a change of control;

4.
Award of cash bonuses equal to 5%, in the aggregate, of the net gain (after repayment of purchase price) from a subsequent sale or similar transaction involving the post-acquisition company which results in a 30% IRR to Acorn, payable upon the closing of such subsequent sale or similar transaction; and

5.
Right to participate in the financing of the acquisition under the Stock Purchase Agreement, and any subsequent financing, at the same level and priority as Acorn (which, in the case of the initial acquisition financing, may be funded from accrued and unpaid cash bonuses payable to the Management Team)